Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hatteras Alternative Mutual Funds:

We consent to the use of our report dated March 1, 2010, incorporated by reference herein, to Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund, each a series of the Hatteras Alternative Mutual Funds, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI
April 30, 2010